Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Triumph Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$2,064,278,372(1)(2)(3)	0.00015310	$316,041.02(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$2,064,278,372
Total Fees Due for Filing			$316,041.02
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$316,041.02

(1)	Title of each class of securities to which transaction applies: Triumph Group, Inc. common stock, par value $0.001 per share (“Company Common Stock”).

(2)
Aggregate number of securities to which transaction applies: As of February 28, 2025, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 79,395,322, which consists of (i) 77,407,906 issued and outstanding shares of Company Common Stock entitled to receive the per share price of $26.00, (ii) 1,329,225 shares of Company Common Stock issuable upon the vesting or settlement of outstanding performance stock units (assuming target performance is achieved) entitled to receive the per share price of $26.00 and (iii) 658,191 shares of Common Stock issuable upon the vesting or settlement of outstanding restricted stock units entitled to receive the per share price of $26.00.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (i) the product of 77,407,906 issued and outstanding shares of Company Common Stock and the per share price of $26.00; (ii) the product of 1,329,225 shares of Company Common Stock issuable upon the vesting or settlement of outstanding performance stock units (assuming target performance is achieved) and the per share price of $26.00 and (iii) the product of 658,191 shares of Common Stock issuable upon the vesting or settlement of outstanding restricted stock units and the per share price of $26.00.

(4)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00015310.